Exhibit 99.1

Conference call:	Today, Wednesday, November 9, 2005 at 4:30 P.M. EST
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-676-4900 or 415-537-1988

Wave Systems’ Partners’ Shipment Volumes Rose Over 100%
in Q3 2005 Versus Q2 2005, Expanding Wave’s
Share of the Trusted Computing Marketplace

Lee, MA — November 9, 2005 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reviewed recent corporate progress and reported results for its third quarter (Q3) ended September 30, 2005.

Reflecting growing deployment momentum in the trusted computing marketplace, Wave announced today that partner hardware shipments that included Wave’s licensed software had increased to approximately 2.33 million units per quarter during Q3 2005, compared to shipments of roughly 1.16 million units in Q2 2005.  Wave earns a per-unit royalty based on trusted platform module (TPM) or motherboard shipments that include components of its Embassy® Trust Suite software.

Steven Sprague, Wave’s president and CEO, commented, “Shipments of trusted computing hardware accelerated substantially during the third quarter, driving increases in market penetration for Wave’s Embassy software.  We believe that in this formative stage of the trusted computing market, building a strong installed base is our first priority as it drives brand awareness and creates a starting point for each end-user to upgrade their installed software and establish service relationships.”

“Also during the quarter, we were pleased to solidify our relationship with Atmel, establishing another licensing relationship permitting our Embassy Security Center application to be supplied with their TPM product line.  We were also gratified to be selected as the trusted computing software solution for Papa Gino’s Holdings, which conducted an extensive competitive review process prior to selecting the Embassy platform as the superior solution.  We believe our Embassy Trust Suite 5.0, combined with our enterprise server solutions, enable PC end users and network administrators - from banks and retailers to government, enterprises and even consumers - to take advantage of this open industry standard to provide strong authentication, data protection and other security solutions.”

Mr. Sprague added, “Going forward, we are actively supporting our channel partners in their efforts to secure enterprise and government trusted computing deployments.  We are also continuing to invest in the enhancement of the distribution channel for our enterprise solutions.  Our expectations are that volume growth will continue strongly in 2006.  Wave continued its progress in the third quarter to secure deployment opportunities with both OEM and chip partners.  We believe that Wave has an opportunity to be one of the market’s leading volume software providers, and we continue to invest in building solutions for managing and deploying trusted computing.”

Wave’s Q3 2005 net revenue rose to $335,000, compared to Q3 2004 net revenue of $44,000 and an increase of 30 percent compared to Q2 2005 net revenues of $258,000, principally due to higher royalties related to increased shipments of Wave’s OEM customers’ products that include Wave software and technology.  Wave reported a net loss of $4.4 million, or $0.05 per basic share, for the third quarter of 2005, compared to a net loss of $3.8 million, or $0.05 per basic share, in Q3 2004.  The year-ago third quarter included the benefit of a $514,000 gain on the sale of marketable securities and a $283,000 benefit reflecting a decrease in the value of Wave’s liability for outstanding warrants containing cash settlement features.  The weighted average number of basic shares outstanding in the third quarters of 2005 and 2004 was 85,100,000 and 69,633,000, respectively.

For the nine months ended September 30, 2005, Wave Systems reported net revenue rose over five-fold to $671,000, versus revenue of $101,000 for the nine month period ended September 30, 2004.  Wave reported a net loss of $13.1 million, or $0.16 per basic share, for the first nine months of 2005, compared to a net loss of $11.5 million, or $0.17 per basic share, in the first nine months of 2004.  The year-ago nine month period included a $2.9 million gain on the sale of marketable securities and a benefit of $633,000 reflecting a decrease in the value of Wave’s liability for outstanding warrants containing cash settlement features.  The weighted average number of basic shares outstanding in the first nine months of 2005 and 2004 was 81,175,000 and 68,116,000, respectively.

As of September 30, 2005, Wave had total current assets of $3.1 million and no long-term debt.

Summary of recent progress:

(for more details, please visit www.wave.com):

•                  Atmel Licensing Agreement:  In July, Wave signed a licensing agreement permitting Wave’s EMBASSY Security Center and Trusted Computing Group (TCG)-enabled Cryptographic Services Provider software utilities, as well as all necessary BIOS and Windows® drivers, to be used in Atmel’s AT97SC32xx family of Trusted Platform Module (TPM) integrated circuits.  The Atmel license represents Wave’s second such license agreement with a TPM manufacturer.

•                  Launch of ETS 5.0 and Embassy Enterprise Authentication Server:  In September, Wave launched an enhanced version of the Embassy Trust Suite which included the addition of the Embassy Enterprise Authentication Server to deliver sophisticated policy management capabilities that support trusted computers using biometric sensors, passwords, smart cards or the TPM itself using PKI certificate authentication.  In conjunction with the launch, Wave also announced that Papa Gino’s Holdings Corp. had selected Wave’s ETS solution to support functions from data protection to policy and password management.

•                  CRYPTAS IT:  In October, Wave expanded its reach in Europe, teaming with CRYPTAS IT-Security & Media GmbH to distribute Wave’s Embassy Trust Suite client and server software to businesses in Austria, Germany and Switzerland.  CRYPTAS IT focuses on secure user authentication, data protection and digital signature solutions, making them an ideal partner.

•                  eSign Systems Unveiled SmartSignature Server: In October, Wave’s wholly-owned eSign Systems subsidiary introduced its SmartSignature Server, a new modular component of the eSign Transaction Management Suite (eTMS).  SmartSignature Server enables users to conveniently access the benefits of e-signature applications without additional plug-in downloads because the enhanced signing capability is an integrated part of the document process.

•                  Wavexpress Releases TVTonic v 3.0: In October, Wave’s majority-owned subsidiary, Wavexpress, released version 3.0 of its TVTonic broadband video entertainment service for PCs running Microsoft Windows XP Media Center 2005.  TVTonic gives Media Center PC users access to high quality cached video delivered through the Internet.  With version 3.0, users can now subscribe to any video feed publicly syndicated through the popular (Really Simple Syndication) RSS format, a popular Internet XML format designed for sharing and syndicating web content, such as news, community sites and personal weblogs.  RSS is the syndication format behind podcasting.

•                  Trusted Computing Group (TCG):  Earlier today the TCG announced that Wave has been elected to its Board of Directors for a one-year term.  The board, whose membership includes AMD, HP, IBM, Intel, Microsoft and Sun, guides the approximately 120 members in development of industry specifications for hardware and software that protect PCs and other computing devices from attacks of critical information and transactions.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries

(a development stage company)

Consolidated Balance Sheets

(in thousands)
(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$2,416	$5,806
Marketable securities	69	722
Accounts receivable	416	98
Prepaid expenses	191	174
Total current assets	3,092	6,800

Property & equipment, net	928	1,435
Other assets	209	219
Total assets	4,229	8,454

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	2,844	2,900
Deferred revenue	512	351
Total current liabilities	3,356	3,251

Liability for warrants containing cash settlement provisions	38	493
Total liabilities	3,394	3,744

Total stockholders’ equity	835	4,710
Total Liabilities and Stockholders’ Equity	$4,229	$8,454

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Product	—	—-	—	7
Services	11	—	32	—
Licensing and other	324	44	639	94
Total net revenues	$335	$44	$671	$101

Cost of Sales
Product	—	—-	—	5
Services	9	—	32	—
Licensing and other	21	11	33	25
Amortization Expense	155	24	466	35
Total Cost of Sales	185	35	531	65

Gross Margin	150	9	140	36

Operating Expenses:
Selling, general and administrative	2,788	2,888	8,722	9,695
Research and development	1,827	1,724	5,091	5,129
Write-off of impaired assets	—	—	—	301
	4,615	4,612	13,813	15,125

Net Interest income	18	5	58	19
Gain on sale of marketable securities	92	514	92	2,907
Unrealized loss (gain) in value of warrant liability	(7)	283	456	633
	103	802	606	3,559

Net loss	(4,362)	(3,801)	(13,067)	(11,530)

Net loss per share - basic	($0.05)	($0.05)	($0.16)	($0.17)

Weighted average shares outstanding - basic	85,100	69,633	81,175	68,116

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